U.S. SECURITIES AND EXCHANGE COMMISSION
                      WASHINGTON  D.C.  20549


                            FORM 12b-25

                     SEC FILE NUMBER:  0-30794

                     CUSIP NUMBER:  29665Y 10 0

                     NOTIFICATION OF LATE FILING

                            (CHECK ONE)

                          [   ]     FORM 10-K
                          [   ]     FORM 10-KSB
                          [   ]     FORM 11-K
                          [   ]     FORM 20-F
                          [   ]     FORM 10-Q
                          [ X ]     FORM 10-QSB
                          [   ]     FORM N-SAR

 For the Period Ended:  May 31, 2002
                        ----------------------------------------------------

 Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

 If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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 Part 1 - Registrant Information
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 Integrated Performance Systems Inc.
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 Full Name of Registrant

 Not applicable
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 Former Name if Applicable

 10501 FM 720 East
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 Address of Principal Executive Office (street and number)

 Frisco, Texas  75035
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 City, State and Zip Code

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 Part II - Rules 12b-25 (b) and (c)
 ===========================================================================

 If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

 [ X ] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
 [ X ] (b) The subject annual report or semi-annual report/portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report/portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
 [ X ] (c)  The accountant's statement or other exhibit required by Rule
       12b-25(c) has been attached if applicable.

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 Part III - Narrative
 ===========================================================================

 State below in reasonable detail the reasons why the Form 10-K, 11-K, 20-F, 10-Q, or N-SAR or portion thereof, could not be filed within the prescribed time period.

 The extensive time required for the preparation of financial data for the Registrant's Form 10-QSB, has left the Registrant's independent certified public accountants with insufficient time to complete their audit by the filing date. See Exhibit 99

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 Part IV - Other Information
 ===========================================================================

 (1) Name and telephone number of person to contact in regard to this notification.

 Name:     D. Ronald Allen

 Area code and phone number:  (972) 381-1212

 (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports) been filed? If the answer is no, identify report(s).

 [ X ]     yes
 [   ]     no

 (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earning statements to be included in the subject report or portion thereof?

 [   ]     yes
 [ X ]     no

 If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results can not be made.

 Integrated Performance Systems Inc.
 -------------------------------------
 (NAME OF REGISTRANT AS SPECIFIED IN CHARTER) has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

 DATE:  July 12, 2002                BY: /s/ D. Ronald Allen
                                         --------------------------
                                         D. Ronald Allen, President